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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2002

THE MILLS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12994	52-1802283
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1300 Wilson Boulevard
Suite 400
Arlington, Virginia 22209
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (703) 526-5000

(Former name or former address, if changed since last report)
 Not Applicable

Item 2. Acquisition or Disposition of Assets

        On April 30, 2002, the Mills Corporation (the "Company") announced that it signed a definitive agreement to purchase the joint venture interests in five "Mills-type" assets (the "Properties") held by one of its joint venture partners, Simon Property Group ("Simon") for $430 million comprised of $175 million in cash and the assumption of approximately $255 million of allocable joint venture project level debt. The agreement contemplated the acquisition of all of the joint venture interests that Simon owned in the Properties, as follows (noting residual sharing percentage(1) contemplated to be acquired by the Company):

  •
  Ontario Mills, Los Angeles, CA (25% interest from Simon)

  •
  Grapevine Mills, Dallas, TX (37.5% interest from Simon)

  •
  Arizona Mills, Phoenix, AZ (26.4% interest from Simon)

  •
  Concord Mills, Charlotte, NC (37.5% interest from Simon)

  •
  Arundel Mills, Baltimore, MD—Washington, DC (37.5% interest from Simon)

        Additionally, Taubman Centers ("Taubman") notified the Company of its intent to acquire 50% of Simon's 26.4% interest in Arizona Mills for approximately $33 million comprised of $14 million in cash and assumption of joint venture project level debt which would reduce the Company's acquisition cost accordingly.

        On May 31, 2002, the Company, through The Mills Limited Partnership, its operating partnership, completed its acquisition of the Properties. The Company acquired 50% of Simon's interest in the Arizona Mills Property with Taubman acquiring the remaining 50%. The Company and Kan Am, another joint venture partner of the Company and long time private equity source to the Company, each acquired a 75% and 25%, respectively of Simon's interest in the other four Properties.

        The total consideration paid by the Company for the interests in the Properties was approximately $306 million comprised of $124 million in cash and the assumption of joint venture project level debt totaling approximately $182 million.

        A description of each of the Properties and residual sharing percentage(1) interest acquired is as follows:

        Ontario Mills is a super-regional, retail and entertainment-oriented shopping center with approximately 1.5 million square feet of gross leaseable area and has 22 anchor stores and 141 specialty stores. Ontario Mills is located in Ontario, California and serves the Los Angeles metropolitan area. Subsequent to the acquisition of Simon's interest, MLP's residual sharing percentage(1) is 68.8% and Kan Am's interest is 31.2%.

        Grapevine Mills is a super-regional, retail and entertainment-oriented shopping center with approximately 1.5 million square feet of gross leaseable area and has 19 anchor stores and 143 specialty stores. Grapevine Mills is located in Grapevine, Texas and serves the Dallas metropolitan area. Subsequent to the acquisition of Simon's interest, MLP's residual sharing percentage(1) is 65.6% and Kan Am's interest is 34.4%

        Arizona Mills is a super-regional, retail and entertainment-oriented shopping center with approximately 1.2 million square feet of gross leaseable area and has 17 anchor stores and 136 specialty stores. Arizona Mills is located in Phoenix, Arizona and serves the Phoenix metropolitan area. Subsequent to the acquisition of Simon's interest, MLP's residual sharing percentage(1) is 50% and Kan Am's interest is 50%.

        Concord Mills is a super-regional, retail and entertainment-oriented shopping center with approximately 1.3 million square feet of gross leaseable area and has 16 anchor stores and 128 specialty stores. Concord Mills is located in Concord, North Carolina and serves the Charlotte metropolitan area. Subsequent to the acquisition of Simon's interest, MLP's residual sharing percentage(1) is 65.6% and Kan Am's interest is 34.4%.

        Arundel Mills is a super-regional, retail and entertainment-oriented shopping center with approximately 1.2 million square feet of gross leaseable area and has 13 anchor stores and 135 specialty stores. Arundel Mills is located in Arundel County, Maryland and serves the Baltimore and Washington, DC metropolitan area. Subsequent to the acquisition of Simon's interest, MLP's residual sharing percentage(1) is 65.6% and Kan Am's interest is 34.4%.

(1)
Residual sharing percentages do not reflect each joint venture partners' economic ownership which generally takes into account preferences which are paid to each partner as a percentage of each partners' unreturned capital balance. For a more complete discussion of economic ownership, please refer to the Company's quarterly filings with the Securities and Exchange Commission on Form 10-Q and annual filing on Form 10-K.

Item 7. Financial Statements and Exhibits.

  (a)
  Financial statements of business acquired.

  (3)
  Financial Statements specified by Rule 3-14 of Regulation S-X

        The required financial information and additional information will be filed by amendment within 60 days after the required filing date for this Form 8-K.

  (b)
  Pro forma financial information.

        The required pro forma information will be filed by amendment within 60 days after the required filing date for this Form 8-K.

  (c)
  Exhibits.

  99.1
  Press Release, dated June 11, 2002.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 17, 2002	THE MILLS CORPORATION
	By:	/s/Kenneth R. Parent Kenneth R. Parent Executive Vice President, Finance and Chief Financial Officer

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  Item 2. Acquisition or Disposition of Assets
  Item 7. Financial Statements and Exhibits.
SIGNATURE